Exhibit 10.2

Independent Director AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made as of June 14, 2022, by and between GWG Holdings, Inc. a Delaware corporation (the “Company”), and Jeffrey S. Stein (“Director”). The Company and Director are referred to herein each as a “Party” and collectively the “Parties.”

BACKGROUND

WHEREAS, on April 20, 2022, the Company and two of its subsidiaries, GWG Life, LLC and GWG Life USA, LLC (collectively the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and commenced the jointly administered chapter 11 bankruptcy cases titled In re GWG Holdings, Inc., et al. Case No. 22-90032 (the “Chapter 11 Cases”).

WHEREAS, the Chapter 11 Cases are currently pending before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

WHEREAS, in connection with the Chapter 11 Cases, the Company desires and has requested that Director serve as an independent Director of the Company.

WHEREAS, the Company and Director are entering into this Agreement to induce the Director to serve in the capacity set forth above and to set forth certain understandings between the parties.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and Director hereby agree as follows:

1. DUTIES. Upon the affirmative vote of a majority of the existing directors of the Company, and subject to any approvals of the Bankruptcy Court, if necessary, Director agrees to (i) serve as an independent Director of the Company and to be available to perform the duties consistent with such position pursuant to the Company’s Certificate of Incorporation and Amended and Restated Bylaws (as may be amended from time to time, the “Organizational Documents”) and the laws of the State of Delaware; (ii) serve as a member of the Board of Directors of any of the Company’s subsidiaries (each a “Subsidiary Board of Directors”), as may be requested from time to time by the Company’s Board of Directors; and (iii) serve as a member of one or more committees of the Board of Directors or a Subsidiary Board of Directors as may be requested from time to time by the Company or a majority of the Board of Directors and for which Director is qualified to serve. Director agrees to devote as much time as is reasonably necessary to perform completely the duties as an independent Director of the Company. By execution of this Agreement, and upon the affirmative vote of a majority of the existing directors of the Company, Director accepts his appointment or election as independent Director of the Company, and agrees to serve in such capacity until the Expiration Date (as defined below) or until Director’s earlier death, resignation or removal.

2. TERM. The term of this Agreement shall expire on the Expiration Date; provided, however, that Director may (a) resign or (b) solely with the prior approval of the Bankruptcy Court, be removed in accordance with the terms of the Organizational Documents, at any time, in which event this Agreement shall terminate as of the date of such resignation or removal, except as specifically provided herein. The “Expiration Date” shall mean the earlier to occur of (x) the effective date of a plan of reorganization for the Debtors pursuant to the Bankruptcy Code that has been filed and confirmed with the Bankruptcy Court and (y) the dismissal of the Chapter 11 Cases.

3. COMPENSATION. For all services to be rendered by Director hereunder, and so long as Director has not been removed as a Director of the Company, the Company agrees to pay, or to cause one or more of its subsidiaries to pay, Director a monthly fee of $35,000 payable in arrears on the first day of the month following the month for which services were rendered; provided, however, that the first monthly fee payable hereunder shall be pro rated to reflect the remaining days of the month beginning on the date of this Agreement provided, further, however, and notwithstanding anything in this Agreement to the contrary, Director shall be entitled to receive a minimum of $210,000 in aggregate fees (with any such amounts to be paid following the Expiration Date payable monthly in arrears as set forth herein) from the Company during the term of this Agreement. In the event that Director, whether contemporaneously with the execution of this Agreement or otherwise, executes a separate agreement with the Company pursuant to which Director also shall be named Chief Restructuring Officer of the Company (any such agreement, the “CRO Consulting Agreement”), Director shall receive only the compensation set forth in the CRO Consulting Agreement, and shall not receive in addition any of the compensation set forth in the preceding sentence hereof, during the term of any such CRO Consulting Agreement. For the avoidance of doubt, in the event that Director, whether contemporaneously with the execution of this Agreement or otherwise, executes a separate CRO Consulting Agreement or is otherwise appointed as an executive of the Company, the terms of this Agreement, including Section 6, shall remain in full force during Director’s term as Chief Restructuring Officer or otherwise as an officer of the Company.

4. EXPENSES. In addition to the compensation provided in Section 3 hereof, the Company will reimburse or will cause one or more of its subsidiaries to reimburse Director for reasonable business related expenses incurred in good faith in the performance of Director’s duties for the Company. Such payments shall be made by the Company or one or more of its subsidiaries promptly following submission by Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

5. CONFIDENTIALITY. The Company and Director each acknowledge that in order for Director to perform his duties as an independent Director of the Company, Director shall necessarily be obtaining access to confidential information concerning the Company and its affiliates, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company or its affiliates (“Confidential Information”). Director covenants that he shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except (i) as required by law; provided that, Director will, to the extent not prohibited by law, provide the Company with a reasonable opportunity to review and comment on any such disclosure a reasonable time in advance of such disclosure being made, (ii) pursuant to a subpoena or order issued by a court, governmental body, agency or official; provided that, Director shall (A) to the extent not prohibited by law, provide the Company with prompt written notice of such request or requirement prior to making such disclosure, (B) exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information, (C) at the request and expense of the Company, cooperate with the Company in any effort to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information or to resist or narrow the scope of such request or requirement, and (D) furnish only that portion of the Confidential Information which the Director is advised by legal counsel is legally required, or (iii) to the extent such information (A) is generally known to the public, (B) was known to Director prior to its disclosure to Director by the Company, (C) was obtained by Director from a third party, other than any representatives of or advisors to the Company, which, to Director’s knowledge, was not prohibited from disclosing such information to Director pursuant to any contractual, legal or fiduciary obligation, or (D) was independently derived by Director without any use of Confidential Information. This Section 5 shall continue in effect after Director has ceased acting as an independent Director of the Company.

6. INDEMNIFICATION.

(a) Certain Definitions. For purposes of this Section 6, the term:

“Delaware Law” means: the laws of the state of Delaware.

“Expenses” means all reasonable and documented expenses, liabilities and losses (including, without limitation, attorneys’ fees, retainers, expert and witness fees, disbursements and expenses of counsel, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (provided that such settlement is approved in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed)) actually and reasonably incurred or suffered by Director or on Director’s behalf in connection with a Proceeding, but not including any consequential losses, indirect losses or lost profits.

“Proceeding” means any threatened in writing, pending, actual or completed action, suit, inquiry or proceeding, whether civil, criminal, administrative or investigative, whether public or private, and, including any such threatened in writing, pending, actual or completed action, suit, inquiry or proceeding by or in the right of the Company or any of its subsidiaries (collectively, the “Companies”).

(b) Indemnification. In the event that Director was or is made a party or is threatened in writing to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding by reason of the fact that Director or a person of whom Director is the legal representative of is or was an independent Director of any of the Companies (whether before or after the date hereof) and, the basis of such Proceeding is alleged action in an official capacity as an independent Director of any of the Companies, the Companies shall, jointly and severally, indemnify and hold harmless Director to the fullest extent authorized by Delaware Law or any other applicable law or rule, but no less than to the extent set forth herein, against all Expenses; provided, however, that the Companies shall indemnify Director only if Director did not engage in gross negligence or willful misconduct and, in the case of criminal Proceedings, Director had no reasonable cause to believe his conduct was unlawful; and provided, further, that the Companies shall, jointly and severally, indemnify Director in connection with a Proceeding (or claim or part thereof) initiated by Director only if (i) such Proceeding is a suit or other action seeking to enforce Director’s right to advancement of expenses and/or indemnification under this Agreement or (ii) such Proceeding (or claim or part thereof) was authorized by the Board of Directors of the Company.

(c) Presumptions. In the event that, under Delaware Law, the entitlement of Director to be indemnified hereunder shall depend upon whether Director shall have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Company and with respect to criminal Proceedings, had no reasonable cause to believe Director’s conduct was unlawful, or shall have acted in accordance with some other defined standard of conduct, or whether fees and disbursements of counsel and other costs and amounts are reasonable, the burden of proof of establishing that Director has not acted in accordance with such standard and that such costs and amounts are unreasonable shall rest with the Company, and Director shall be presumed to have acted in accordance with such standard, such costs and amounts shall be conclusively presumed to be reasonable and Director shall be entitled to indemnification unless, and only unless, it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that Director has not met such standard or, with respect to the amount of indemnification, that such costs and amounts are not reasonable (in which case Director shall be indemnified to the extent such costs and amounts are determined by such court to be reasonable).

In addition, and without in any way limiting the provisions of this Section 6(c), Director shall be deemed to have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding to have had no reasonable cause to believe Director’s conduct was unlawful, if Director’s action is based on (i) information supplied to Director by the officers of the Company in the course of their duties, (ii) the advice of legal counsel for the Company or (iii) information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company.

The provisions of this Section 6(c) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct, if applicable, under Delaware Law.

(d) Indemnification When Wholly or Partly Successful. Without limiting the scope of indemnification provided in Section 6(b), to the extent that Director is a party to and is successful, on the merits or otherwise, in any Proceeding, Director shall be indemnified to the maximum extent permitted by Delaware Law against all Expenses. If Director is not wholly successful in a Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Companies shall, jointly and severally, indemnify Director against all Expenses actually and reasonably incurred by Director and on Director’s behalf in connection with each successfully resolved claim, issue or matter, and shall otherwise indemnify Director to the extent required by Section 6(b). All Expenses shall be presumed to have been incurred with respect to successfully resolved claims, issues and matters unless, and only unless (with the burden of proof being on the Company), it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that a portion of such Expenses were incurred with respect to unsuccessfully resolved claims, issues or matters. For purposes of this Section 6(d) and without limitation, the termination of any claim, issue or matter in any Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(e) Suit to Recover Indemnification. If a claim under Section 6(b) or Section 6(h) of this Agreement is not paid in full by the Company within thirty days after a written claim has been received by the Company, Director may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that Director has not met the standards of conduct, if applicable, which make it permissible under Delaware Law for the Company to indemnify Director for the amount claimed, but the burden of proving such defense and its applicability shall be on the Company. Neither the failure of the Company (including its directors or equity holders) to have made a determination prior to the commencement of such suit that indemnification of Director is proper in the circumstances because Director has met the standard of conduct, if applicable, under Delaware Law, nor an actual determination by the Company (including its directors or equity holders) that Director has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that Director has not met the applicable standard of conduct. The expenses incurred by Director in bringing such suit (whether or not Director is successful) shall be paid by the Company unless a court of competent jurisdiction determines that each of the material assertions made by Director in such suit was not made in good faith and was frivolous.

(f) Rights Not Exclusive; Rights Continue. The right to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of, or limit in any manner whatsoever, any other right which Director may have or hereafter acquire under any statute, provision of the Organizational Documents, agreement, vote of equity holders or otherwise. The indemnification, expense advancement and other rights of Director herein shall continue after Director ceases to be an independent director for so long as Director may be subject to any possible claim for which he would be entitled to indemnification under this Agreement or otherwise as a matter of law, and shall not be amended, modified, terminated, revoked or otherwise altered without Director’s prior written consent.

(g) Insurance. The Company or one of its subsidiaries (which, in the case of a subsidiary, shall include coverage of directors of the Company) shall maintain insurance to protect the Company and any manager, director or trustee of the Company against any expense, liability or loss, and such insurance shall cover Director to at least the same extent as any other director of the Company; provided that the Company shall maintain insurance in form and amounts substantially similar to the insurance maintained by the Company as of the date hereof. Director shall have the right to receive a copy of any policy for such insurance upon request.

(h) Advancement of Defense Costs. Notwithstanding anything in the Organizational Documents to the contrary, the Company shall also promptly pay Director the expenses actually and reasonably incurred in defending any Proceeding in advance of its final disposition without requiring any preliminary determination of the ultimate entitlement of Director to indemnification; provided, however, the payment of such expenses so incurred by Director in advance of the final disposition of any Proceeding shall be made only upon delivery to the Company of an unsecured undertaking in the form attached hereto as Exhibit A by or on behalf of Director, to repay (without interest) all amounts so advanced if it shall ultimately be determined that Director is not entitled to be indemnified under this Agreement.

(i) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall, at the Company’s expense, execute all papers required and take all action necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

(j) No Duplication of Payments. The Companies shall not be liable under this Agreement to make any payment in connection with any Proceeding against Director to the extent Director has otherwise actually received payment (under any insurance policy, contract, agreement, the Organizational Documents, or otherwise) of the amounts otherwise indemnifiable hereunder.

(k) Contribution. If the indemnification provided in Section 6(b) and the advancement provided in Section 6(h) should under Delaware Law be unenforceable or insufficient to hold Director harmless in respect of any and all Expenses with respect to any Proceeding, then the Company shall, subject to the provisions of this Section 6(k) and for purposes of this Section 6(k) only, upon written notice from Director, be treated as if it were a party who is or was threatened to be made a party to such Proceeding (if not already a party), and the Company shall contribute to Director the amount of Expenses incurred by Director in such proportion as is appropriate to reflect the relative benefits accruing to the Company and all of its directors, trustees, managers, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, which arose out of the event(s) underlying such Proceeding, and the relative fault of the Company and all of its directors, trustees, managers, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, in connection with such event(s), as well as any other relevant equitable considerations.

No provision of this Section 6(k) shall: (i) operate to create a right of contribution in favor of Director if it  is  judicially determined that, with respect to any Proceeding,  Director engaged in willful misconduct or gross negligence or, in the case of criminal Proceedings, Director had reasonable cause to believe his conduct was unlawful, or (ii)  limit  Director’s  rights to indemnification and advancement  of  Expenses, whether under this Agreement or otherwise.

The Company hereby waives any right of contribution from Director for Expenses incurred by the Company with respect to any Proceeding in which the Companies are or are threatened to be made a party; provided, however, this waiver by the Company shall not be effective should a court of competent jurisdiction finally determine that Director engaged in willful misconduct or gross negligence which gave rise to such Expenses incurred by the Company. The Company shall not enter into any settlement of any Proceeding in which the Companies are jointly liable with Director (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Director and does not contain an admission of wrongdoing by Director.

7. INFORMATION. The Company shall provide Director with quarterly financial information and shall make its management available to discuss the business and operations of the Company upon Director’s reasonable request.

8. EFFECT OF WAIVER. The waiver by either Party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

9. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the Parties hereto shall be determined by, the laws of the state of Delaware without reference to its conflicts of laws principles.

10. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall not be transferable except by operation of law without Director’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

11. BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the Parties hereto and their respective successors, assigns, heirs and personal legal representatives.

12. SEVERABILITY; HEADINGS. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The headings used in this Agreement are for convenience only and shall not be construed to limit or define the scope of any Section or provision.

13. COUNTERPARTS; AMENDMENT. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the Parties hereto.

[Signature page follows]

The Parties hereto have caused this Independent Director Agreement to be executed on the date first above written.

GWG HOLDINGS, INC.

By:

Director

Name:	Jeffrey S. Stein

EXHIBIT A

FORM OF UNDERTAKING

Undertaking to Repay

The undersigned hereby acknowledges his unconditional undertaking to repay any amounts advanced to him or persons designated by him by GWG Holdings, Inc. or its subsidiaries under Section 6(h) of the Independent Director Agreement between him and GWG Holdings, Inc. (the “Agreement”) in connection with [insert description of proceeding] (the “Proceeding”), if it is ultimately determined that he is not entitled to be indemnified with respect to the Proceeding under the Agreement.

Dated
Signature

Name (please print)